Exhibit 99.1

Summit Financial Services Announces First Quarter Results

May 16, 2005 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today reported its revenues and net income for the first quarter of 2005. For the quarter ended March 31, 2005, the Company reported revenues of $4,663,752, a decrease of approximately 7% from the $5,019,788 in revenues reported for the quarter ended March 31, 2004. For the 2005 period, the Company reported net income of $91,861, an increase of more than 40% from the $65,497 in net income reported for the quarter ended March 31, 2004.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “Our focus continues to be on growing our independent financial advisor network while also controlling our overhead costs. We believe our results for the quarter reflect positively on our commitment to these goals. During the quarter, we were able to add several higher-producing registered representatives to our network. Although the commissions generated by these additional individuals did not fully offset the decline from the elevated level experienced in the 2004 quarter due to better market conditions, we were nevertheless able to achieve a significant increase in net income for the first quarter of 2005 over the first quarter of 2004.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 170 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.